Exhibit 10.1

THIRD AMENDMENT TO AGREEMENT

          THIS THIRD AMENDMENT TO AGREEMENT (this “Amendment”) to the Agreement dated as of August 1, 1989, as subsequently amended by the First Amendment dated October 9, 1998 and the Second Amendment dated October 31, 2000 (as so amended, the “Agreement”), is made as of the 31st day of January, 2006 (but subject to Section 3 below), by and between Oil-Dri Corporation of America, a Delaware corporation (“Oil-Dri”) and Richard M. Jaffee (“Jaffee”).

          WHEREAS, the parties hereto are the parties to the Agreement; and

          WHEREAS, the parties hereto desire to amend the Agreement in the manner hereinafter set forth;

          NOW, THEREFORE, in further consideration for Jaffee’s continued services and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to the following:

          1.          Incorporation of the Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Agreement are inconsistent with the terms and provisions set forth below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

          2.          Amendments to the Agreement.  The Agreement is hereby amended as follows:

(A) Section 1 of the Agreement is hereby deleted in its entirety.

(B) Section 5(a) of the Agreement is hereby amended to read in its entirety as follows:

Jaffee shall cease full time employment as of January 31, 2001.  At that time, his compensation under Section 2(a) above shall terminate and, commencing February 1, 2001 for a period ending initially on January 31, 2011 (as this 10-year period may be renewed thereafter pursuant to the immediately following proviso, the “Consulting Period”), he will serve as a consultant to Oil-Dri; provided, however, that period of Jaffee’s consulting will automatically renew for additional one-year periods after January 31, 2011 unless either Jaffee or Oil-Dri gives the other written notice of termination at least 90 days prior to, as the case may be, January 31, 2011 or the January 31 on which the renewal term then in effect expires.  As a consultant, Jaffee shall perform all assignments given him from time to time by Oil-Dri’s Board of Directors or President.  He shall be available to perform consulting services when and as needed but, unless he agrees, he will not be required to render consulting services outside of Chicago, Illinois.  During the Consulting Period, he shall continue to serve as Chairman of the Board of Directors unless he requests, and the Board of Directors agrees, that he may relinquish that role.

During the Consulting Period, Oil-Dri shall pay Jaffee consulting fees at the annual rate of $185,000, payable bi-monthly.  In addition, during the Consulting Period, Jaffee shall be provided with an office and secretary comparable to the office and secretary presently provided him.  During the Consulting Period and  thereafter until the death of the last to die of Jaffee or Jaffee’s wife, both Jaffee and Jaffee’s wife shall continue to be covered by Oil-Dri’s health and major medical insurance programs, under the terms of the Oil-Dri Corporation of America Employee Benefit Plan, as amended, at no cost to Jaffee or Jaffee’s wife; provided, however, that if, at any time during such period coverage cannot be continued for Jaffee or for Jaffee’s wife under Oil-Dri’s major medical insurance programs then Oil-Dri shall purchase an insurance policy to secure Medigap coverage (at a cost to it not to exceed $10,000 per annum, with the beneficiary of such policy having the option to pay any cost over the above that amount); or, if Oil-Dri is unable to secure such a policy or, while it is able to do so, the beneficiary declines to pay the excess cost, then Oil-Dri shall cover the beneficiary’s medical expenses to the same extent as they would have been covered under Oil-Dri’s major medical insurance up to a lifetime aggregate of $1,000,000.

(C) The second sentence of Section 5(c) of the Agreement is hereby amended to read in its entirety as follows:

This Supplemental Benefit was earned over the five-year period commencing February 1, 2001 and ending January 31, 2006, and will be payable to Jaffee beginning February 1, 2006.

(D) Section 5(d) of the Agreement is hereby deleted in its entirety.

(E) Section 5(e) of the Agreement is hereby amended to read in its entirety as follows:

In the event of total disability after February 1, 2006, payments under Section 5(c) shall be in lieu of (and not in addition to) those for total disability provided under Section 4(b).

(F) Section 19 of the Agreement is hereby amended to read in its entirety as follows:

This 1989 Agreement shall take effect August 1, 1989 and shall continue in effect for as long as the Consulting Period (as defined in Section 5(a) above) continues; provided, however, that Jaffee’s rights to the Supplemental Benefit shall survive expiration of the Consulting Period and continue in full force and effect until the Supplemental Benefit has been fully paid.

          3.        Condition to Effectiveness.  This Amendment will become effective only upon approval by Oil-Dri’s Board of Directors, but once approved will be retroactive for all purposes to January 31, 2006.  Oil-Dri agrees to promptly submit this Amendment for consideration by its Board of Directors.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

OIL-DRI CORPORATION OF AMERICA		RICHARD M. JAFFEE

By:	/s/ Daniel S. Jaffee	/s/ Richard M. Jaffee

Its:	President and Chief Executive Officer